UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2004
HSBC FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-8198 (Commission File Number)	86-1052062 (IRS Employer Identification Number of Registrant)
2700 Sanders Road, Prospect Heights, Illinois (Address of principal executive offices of registrant)	60070 (Zip Code)
Registrant's telephone number, including area code 847/564-5000

Household International, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 8.01     OTHER EVENTS

On December 22, 2004, our affiliate, HSBC Bank USA, National Association ("HSBC Bank USA"), obtained regulatory approval to acquire the domestic private label loan portfolio of HSBC Finance Corporation ("HSBC Finance"), including the retained interests associated with securitized private label receivables, without recourse. The portfolio sale occurred on December 29, 2004 consisting of receivables with a balance of approximately $12.2 billion (approximately $15.5 billion on a managed basis) at an aggregate price of approximately $12.4 billion. We also released credit loss reserves of approximately $500 million associated with this portfolio. The purchase price was determined based upon an independent valuation opinion that established a range in value for all receivables.

HSBC Finance retained the customer relationships and will sell additional receivables generated under current and future private label accounts to HSBC Bank USA on a daily basis at fair market value. HSBC Finance will also service the receivables for HSBC Bank USA under a service agreement that was approved by the staff of Federal Reserve Board.

In the fourth quarter, HSBC Finance will record a gain from the sale of the portfolio, including retained securitization interests, which we currently expect will increase "other income" by approximately $660 million. In future periods, HSBC Finance's "net interest income", "fee income" and provision for credit losses for private label receivables will be substantially reduced while "other income" will substantially increase as reduced securitization revenue associated with private label receivables will be more than offset by gains from continuing sales of private label receivables and servicing revenue on the portfolio received from HSBC Bank USA. We anticipate that the net effect of these sales could result in a reduction to our 2005 net income by up to 10%. The amount of "other income" recorded will be dependent upon the volume of new receivables originated by HSBC Finance during the year and will be subject to competitive factors as we sign agreements with new merchants and extend agreements with existing merchants.

Following notification of regulatory approval for the sale of the private label portfolio to HSBC Bank USA, HSBC Finance adopted charge-off and account management policies for our entire domestic private label and MasterCard and Visa credit card portfolios that are in accordance with the Uniform Retail Credit Classification and Account Management Policy issued by the Federal Financial Institutions Examination Council ("FFIEC"). We currently expect that adoption of these policies will result in a reduction in net income of approximately $125 million in the fourth quarter of 2004 as charge-off of late stage delinquent accounts was accelerated.

HSBC Bank USA and HSBC Finance are indirect subsidiaries of HSBC North America Holdings Inc. Mr. William F. Aldinger is Chairman and Chief Executive Officer of HSBC Finance Corporation, Chairman of HSBC Bank USA, and Chairman and Chief Executive Officer of HSBC North America Holdings Inc. Mr. Simon C. Penney, Senior Executive Vice President and Chief Financial Officer of HSBC Finance also serves as a director and the Senior Executive Vice President and Chief Financial Officer for HSBC North America Holdings Inc.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HSBC FINANCE CORPORATION

By: /s/ P. D. Schwartz Name: Patrick D. Schwartz Title: Vice President, Deputy General Counsel - Corporate & Assistant Secretary
Dated: January 5, 2005